EXHIBIT 4.3.2


                                    AMENDMENT TO
                              APEX PC SOLUTIONS, INC.
                              1995 EMPLOYEE STOCK PLAN

     This Amendment to the Apex PC Solutions, Inc. (the "Company") 1995 Employee Stock Plan is made as of May 7, 1998.

     WHEREAS, the Company established the Apex PC Solutions, Inc. 1995 Employee Stock Plan (the "Plan") on December 29, 1995; and

     WHEREAS, under the terms of the Plan, the Company has the ability to amend the Plan;

     NOW, THEREFORE, the Company, in accordance with the terms of the Plan pertaining to amendments, hereby amends the Plan as follows:

     1. The name of the Plan is amended to be the Apex PC Solutions, Inc. Employee Stock Plan.

     2. Section 2(r) of the Plan is amended by deleting the reference to "1995" to provide as follows:

          (r)  "PLAN" means this Employee Stock Plan.

     3. Section 3 of the Plan is amended by increasing the maximum number of options in the Plan and adding a limit to the number of option shares that any recipient may receive in any fiscal year, and accordingly, the first sentence of
Section 3 is amended by deleting the existing language and substituting the following new language:

          3. STOCK SUBJECT TO THIS PLAN. Subject to the provisions of Section 12 of this Plan, (i) the maximum aggregate number of Shares which may be optioned and sold under this Plan is 3,661,760 Shares of Common Stock and
     (ii) the maximum number of Shares with respect to which Options may be granted to any Optionee during any fiscal year of the Company is 250,000 Shares of Common Stock.

                              By order of the Board of Directors this 7th day of May, 1998,

                              APEX PC SOLUTIONS, INC.


                              Samuel F. Saracino, Secretary


The allocation of 1,500,000 additional shares was approved by the Stockholders at the Annual Meeting on June 25, 1998.